Exhibit 10.1
NON-EXCLUSIVE CO2 FACILITY
SITE LEASE AGREEMENT
EXHIBIT “B” TO CARBON DIOXIDE PURCHASE AND SALE AGREEMENT

NON-EXCLUSIVE CO2 FACILITY SITE LEASE AGREEMENT
THIS NON-EXCLUSIVE CO2 FACILITY SITE LEASE AGREEMENT (“Agreement”) is made as of this 11th day of August 2010 by and between CARDINAL ETHANOL (hereinafter called “Lessor”) and EPCO Carbon Dioxide Products, Inc. (hereinafter called “Lessee”).
1. Lease Site. Lessor, subject to the terms and conditions hereof, hereby grants a non-exclusive right of entry and Lease to Lessee to install, maintain and operate Lessee’s CO2 facility (the “CO2 Facility”) at the site described in the Site Survey attached hereto as Attachment 1 having a street address of 1554 N. 600 E, Union City, Indiana 47390. Lessor makes no warranty or representation that the Site is suitable for the use described in Paragraph 2 of this Agreement, it being assumed that Lessee has satisfied itself thereof. Lessor also grants to Lessee the non-exclusive right to develop the land and construct on that land its CO2 Facility, at Lessee’s sole cost and expense, provided that (i) Lessee or such providers will submit construction plans for such development and installation to Lessor; (ii) no construction will take place without Lessor’s prior approval, which approval shall not be unreasonably withheld, delayed or conditioned, but such approval shall not suggest or imply that Lessor has obtained or made independent review of such plans, that Lessor takes any responsibility for the plans or the Facility after it is constructed, it being understood that all such liability is solely the Lessee’s; and (iii) if any part of Lessor’s facilities or property is damaged as a result of such construction, Lessee, at its sole cost and expense, will promptly repair the damage and restore the damaged portion of the CO2 Facility or facilities to substantially the same condition that it was in prior to the commencement of construction by Lessee.
2. Use of Site. Subject to the availability thereof, and subject to any regulatory requirements or limitations, Lessee shall use the Equipment to produce, market and sell food/beverage grade CO2 from the CO2 that Lessee purchases from Lessor under the Sale and Purchase Agreement dated February 1, 2010, of which this exhibit is attached thereto and incorporated therein by this reference. The Equipment may be used solely for the purpose of producing, marketing and selling food/beverage grade CO2. Lessee’s activities and facilities shall be authorized for this location by any applicable local state or federal governing entity or regulating body. The legal description of said Site is provided by Lessor and is attached hereto and made a party hereof as Attachment 2.
3. Lease Term.
(a) The term of this Agreement shall be coterminous with the term of that certain Carbon Dioxide Purchase and Sale Agreement dated March 8th, 2010 to which this Agreement is attached as Exhibit B.
(b) This Agreement creates a non-exclusive Lease only and Lessee acknowledges that Lessee does not and shall not claim at any time any interest or estate of any kind or extent whatsoever in the real property by virtue of this Agreement or Lessee’s use of the Site. However, EPCO shall own all plant equipment and buildings that EPCO attaches to the real property and at no time shall the same become a fixture or part of the realty owned by the Lessor. In connection with the foregoing, Lessee further acknowledges that in no event shall the relationship between Lessor and Lessee be deemed to be a so-called Lessor-Lessee relationship and that in no event shall Lessee be entitled to avail itself of any rights afforded to Lessees under the laws of the state in which the CO2 Facility is located.

CARDINAL ETHANOL	Non-Exclusive CO2 Facility
EPCO Carbon Dioxide, Products, Inc.
4. Lease Fees.
(a) Commencing upon the Agreement Commencement Date, Lessee shall pay to Lessor an annual Lease fee of one hundred and 00/100 Dollars ($100.00) (the “Annual Fee”), for each year this facility Lease agreement is in effect.
(b) Lessor shall pay any and all property taxes the Site is subject to.
(c) In addition to the Annual Fee, Lessee shall pay any and all use, sales or other tax (excepting income tax) payable or which may become payable by Lessor as a result of Lessee’s use of property covered by the lease.
5. Conditions of Lease.
(a) Lessee shall install, maintain, repair, operate, and remove its Equipment during the term of this Agreement in compliance with recognized industry standards, and will comply with the requirements of any insurance carrier for the CO2 Facility and with all present and future rules and regulations imposed by any local, state, or federal authority having jurisdiction with respect thereto (including, without limitation, the rules and regulations of the OSHA, EPA, DNR, if applicable).
(b) Upon completion of the installation of the Equipment and prior to conducting any business from within the CO2 Facility, Lessee shall provide Lessor with “as built” Plans showing the location of all Equipment, including all cables and conduit.
(c) All work performed at the Site and/or the CO2 Facility in connection with the installation, modification, change, and removal of Lessee’s Equipment shall be performed at Lessee’s sole cost and expense in a good, safe and workmanlike manner. All contractors and subcontractors shall be leased, bonded and insured. Lessee shall maintain workmen’s compensation insurance in form and amount as is required by law during all such periods of construction and work.
(d) Lessee shall not use, generate, store or dispose of any Hazardous Substances in or around the CO2 Facility except in compliance with applicable environmental laws, rules, ordinances, regulations, or rulings nor cause or permit to occur any violation of any environmental law and shall not permit its employees, agents, contractors or invitees to violate any environmental laws. If Lessor, any authority or any third party demands that a clean-up plan be prepared and that a clean-up be undertaken because of any deposit, spill, discharge, or other release of Hazardous Substances in violation of applicable environmental laws, rules, ordinances, regulations or rulings that occurs as a result of Lessee’s use or occupancy of the Site, then Lessee shall, at Lessee’s own expense, prepare and submit the required plans and all related bonds and other financial assurances, and Lessee shall carry out all such clean-up plans following their approval by Lessor and all applicable authorities. Lessee shall promptly provide all information regarding the use, generation, storage, transportation, or disposal of Hazardous Substances that is requested by Lessor. If Lessee fails to fulfill any duty imposed under this Section 5(d) within ten (10) days (or such shorter time dictated by any event of an emergency nature) of receipt of written notice from Lessor, Lessor may do so and Lessee shall be responsible for costs thereof, if any; and, in such case, Lessee shall cooperate with Lessor in order to prepare all documents necessary or appropriate to determine the applicability of the environmental laws to the Site and Lessee’s use thereof, and for compliance therewith, and Lessee shall execute all documents promptly upon Lessor’s request. No such action by Lessor and no attempt made by Lessor to mitigate damages under any environmental law shall constitute a waiver of any of Lessee’s obligations under this Section 5(d). Lessee’s obligations and

CARDINAL ETHANOL	Non-Exclusive CO2 Facility
EPCO Carbon Dioxide, Products, Inc.
liabilities under this Section 5(d) shall survive the expiration or early termination of this Agreement. Lessee shall indemnify, defend, protect and hold harmless Lessor, and its officers, directors, trustees, beneficiaries, shareholders, partners, agents and employees from all fines, suits, procedures, claims, and actions of every kind, and all costs associated therewith (including attorneys’ and consultants’ fees) arising out of or in any way connected with (1) any deposit, spill, discharge, or other release of Hazardous Substances in violation of applicable environmental laws, rules, ordinances, regulations or rulings that arises at any time from Lessee’s, its employees’, agents’, contractors’, or invitees’ use or occupancy of the Site and/or the CO2 Facility; (2) any failure to provide all information, make all submissions and take all steps required by all authorities under the environmental laws; and (3) Lessee’s, its employees’, agents’, contractors’, or invitees’ breach of this subparagraph, whether or not Lessee has acted negligently with respect to such Hazardous Substances. As used in this subparagraph, the term “Hazardous Substances” means any substance, waste or other material considered hazardous, dangerous or toxic under any state, local or federal law, code, ordinance or regulation.
(e) In no event shall any mechanic’s materialmen’s or other lien be filed against Lessor, the CO2 Facility, the land on which the CO2 Facility is located (“Land”) or Lessee for work claimed to have been done for, or materials claimed to have been furnished to, Lessee. In the event such lien is nevertheless filed or is threatened, Lessee shall discharge such lien within thirty (30) days thereafter, at Lessee’s sole cost and expense, by the payment thereof or by filing any bond required by law, and Lessee hereby agrees to indemnify and save Lessor harmless from any reasonable legal expenses which Lessor actually incurs as a result of the filing of the lien or notice of intent and/or from any loss or liability incurred as a result of any such lien threatened or filed against Lessor, the CO2 Facility, the Land. If Lessee shall fail to discharge any such mechanics’ or materialmen’s lien, Lessor may, at its option, after providing Lessee with ten (10) days prior written notice discharge the same and treat the cost thereof as an Additional Fee payable with the next installment of the Base Fee becoming due; it being hereby expressly covenanted and agreed that such discharge by Lessor shall not be deemed to waive or release the default of Lessee in not discharging the same. It is understood and agreed by Lessor and Lessee that all work performed by or on behalf of Lessee in or around the CO2 Facility shall be conducted on behalf of Lessee, and Lessor shall have no liability with respect thereto. It is further understood and agreed that in the event Lessor shall give its written consent to Lessee’s performing of any such work, such written consent shall not be deemed to be an agreement or consent by Lessor to subject Lessor’s interest in the CO2 Facility or the Land to any mechanics’ or materialmen’s liens which may be filed in respect of any such work made by or on behalf of Lessee.
6. Lessee Non-Interference. Lessor shall provide to Lessee 7 day/week, 24 hour access to the Site for the installation, maintenance and operation of the CO2 Facility. All access to the Site shall be subject to the continuing control of, and reasonable security and safety procedures established by, Lessor.
7. Responsibilities of Lessee.
(a) Lessor shall not provide any equipment or wiring to Lessee. All expenses for installation, maintenance, operation and removal of the Equipment on Lessee’s side of the matchpoint shall be borne by Lessee. Any damage caused by Lessee in the installation, maintenance, operation and removal of the Equipment shall be repaired at Lessee’s expense.

CARDINAL ETHANOL	Non-Exclusive CO2 Facility
EPCO Carbon Dioxide, Products, Inc.
(b) Lessee, at its sole cost and expense, shall be responsible for the maintenance of its Equipment and improvements, if any, at the Site and shall keep the Equipment in the Site in good order, repair and condition throughout the term of this Agreement and shall promptly and adequately repair any damage to the Site and/or the CO2 Facility caused by Lessee or the Equipment by restoring the damaged area(s) to substantially the condition they existed in prior to the damage. Lessee shall not create any nuisance, interfere with, annoy or disturb any other third party or Lessor. Lessor shall have no obligation to obtain Leases for Lessee, or to maintain, insure, operate or safeguard Lessee’s Equipment. The Equipment, and any other personal property at the Site and/or the CO2 Facility belonging to Lessee, shall be there at the sole risk of Lessee, and Lessor shall not be liable for damage thereto or theft, misappropriation or loss thereof unless caused by the acts or omissions of Lessor, their respective agents, employees, contractors, trustees, shareholders or directors.
(c) Lessee shall keep and maintain in first-class order, condition and repair (including any such replacement, periodic painting, and restoration as is required for that purpose) the Site and the CO2 Facility (collectively, the “Premises”) and every part thereof and any and all appurtenances hereto located, including, but without limitation, the exterior and interior portion of all doors, door checks, windows, all plumbing and sewage facilities within the Premises, fixtures, heating and air conditioning and electrical systems, sprinkler systems, walls, floors and ceilings, and shall make any repairs required to be made in the Premises due to burglary of the Premises or other illegal acts on the Premises or any damage to the Premises caused by a strike involving the Lessee or its employees. Lessee shall replace, at its expense, any and all glass in and about the Premises which is damaged or broken from any cause whatsoever except due to the gross negligence or willful misconduct of Lessor, its agents or employees. Such maintenance and repairs shall be performed with due diligence, lien-free and in a first-class and workmanlike manner, by Leased contractor(s) which are selected by Lessee. In accordance with any applicable local regulations, and at its own expense, Lessee shall: (1) place any rubbish or other matter outside the building or in the Premises only in such containers as are authorized from time to time by Lessor and pay the cost of removal of all of Lessee’s refuse or rubbish. If Lessor shall provide or designate a service for picking up refuse or garbage, Lessee shall use the same at its sole cost; (2) see that there are no undue accumulations of garbage and refuse; keep the same in proper containers on the interior of the Premises, until called for collection; remove the same at Lessee’s expense; (3) keep the outside areas immediately adjoining the Premises clean and free from ice and not place or permit any rubbish, obstructions or merchandise in such areas; and (4) keep the Premises clean, orderly, sanitary and free from objectionable noise, odors, insects, vermin and other pests. Lessee agrees not to make or permit any objectionable noise or odor to emit from the Premises unless the same is in compliance with all state, federal and local laws and approved in writing in advance by Lessor.
d. Provided that Lessee is not in default in the performance of its obligations hereunder, at the expiration of this Agreement or earlier termination thereof, Lessee shall remove all of Lessee’s Equipment at Lessee’s sole cost and expense in accordance with the terms of this Agreement. Any and all removal of Lessee’s Equipment shall be performed (i) by a qualified, Leased and bonded contractor previously approved by Lessor and in accordance with a previously approved removal plan, such approval not to be unreasonably withheld, delayed or conditioned and (ii) in a workmanlike manner, without any interference, damage or destruction to any other equipment, structures or operations of the Lessor, or any other equipment of others thereon. If Lessee fails to remove such Equipment within 180 days of the expiration or earlier termination of this Agreement, the Lessor may remove and dispose of such Equipment at Lessee’s sole cost and expense. Any and all interference or damage caused to the Site, Lessor’s equipment or equipment of other Lessees by such removal shall be repaired or eliminated by Lessee at Lessee’s sole cost and expense. If Lessee fails to make such repairs within ten (10) days after the occurrence of such damage, injury or interference, Lessor may upon ten (10) days prior written perform all the necessary repairs at Lessee’s cost and expense, and such sum shall be immediately due upon the rendering of an invoice as an additional fee hereunder. Upon the termination or expiration of this Agreement, Lessee must deliver the Site to Lessor free of any and all Hazardous Materials brought onto the site by Lessee.

CARDINAL ETHANOL	Non-Exclusive CO2 Facility
EPCO Carbon Dioxide, Products, Inc.
8. Lessee Indemnification. Lessee agrees to indemnify, defend and hold Lessor, its agents, trustees, employees, shareholders, directors, harmless from any and all damages and all costs, including reasonable attorneys’ fees, for any damage done to Lessor as a result of the installation, operation, maintenance, repair or removal of Lessee’s Equipment or other improvements. Lessee hereby assumes the risk of the inability to operate as a result of any structural or power failures at the Site and/or the CO2 Facility or failure of Lessee or Lessee’s Equipment for any reason whatsoever and agrees to indemnify and hold Lessor harmless from all damages and costs of defending any claim or suit for damages of any kind including business interruption (and attorney’s fees) asserted against Lessor by reason of such failure unless such damages and costs are caused by the acts, or omissions of Lessor, and its respective agents, employees, contractors, trustees, shareholders and directors. In no event shall Lessor be liable under this Agreement for any consequential, punitive, indirect or other extraordinary damages.
9. Lessee’s Liability if Increases in Assessed Value of Lease Site. Lessee shall be responsible for the declaration and payment of any applicable taxes or assessments against the personal property of Lessee located in or around the site. Lessee hereby acknowledges that the existence of Lessee’s Equipment and other improvements at the Site may result in an increase in the assessed value of the Site. Lessee agrees to reimburse Lessor, upon receipt of documentation reasonably satisfactory to Lessee showing that Lessee’s Equipment or Lessee’s other improvements caused an increase in the assessed value of the Site, (subject to Lessee having the right to obtain, on Lessor’s behalf, an exemption for the same), for Lessee’s proportionate share of any increases in the real estate taxes payable by Lessor as a consequence of the increase in assessed valuation. Lessor hereby agrees to cooperate with Lessee, at Lessee’s sole cost and expense, to obtain an abatement of any such increased assessment.
10. Notices. All notices required to be given hereunder shall be deemed to be duly given in writing either by delivery or by certified or registered mail, return receipt requested, at the following addresses or at such other address as may be designated in writing by either party:

If to Lessor:	CARDINAL ETHANOL
1554 N. 600 E
Union City, IN 47390

If to Lessee:	EPCO Carbon Dioxide Products, Inc.
1811 Auburn Avenue
Monroe, La 71201
Telephone: (318) 361-0870
FAX: (318) 361-0047
Notice given by mail shall be deemed given three (3) calendar days after the date of mailing thereof. If Notice is given by an overnight carrier that maintains records of delivery, then Notice shall be deemed given one business day after delivery to a nationally recognized overnight delivery service (e.g. Federal Express, Airborne Express, etc.).

CARDINAL ETHANOL	Non-Exclusive CO2 Facility
EPCO Carbon Dioxide, Products, Inc.
11. Lessee’s Default and Lessor’s Remedies.
(a) Each of the following shall be deemed a breach and default of this Agreement (each of which individually or collectively is referred to as a “Default”): (i) Lessee’s failure to pay the Annual Base Fee, any additional fees or other payments or sums due hereunder; (ii) Lessee’s abandonment of either the Equipment or that portion of the Site upon which the Equipment is installed; (iii) any case, proceeding, or other action under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to Lessee, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to Lessee or Lessee’s debts and obligations; (iv) the making by Lessee of any assignment or any other arrangement for the general benefit of creditors under any state statute; (v) the breach of or default under any of the terms, conditions or covenants contained herein required to be performed by Lessee; or (vi) Lessee’s failure to abide by any term of the CO2 Sale and Purchase Agreement that the parties execute.
(b) In the case of any Default, Lessor shall be entitled, at Lessor’s option after thirty (30) days written notice to Lessee and Lessee’s continued failure to cure the default within said period of written notice, to: (i) terminate this Agreement, Lessee shall remain liable for all fees, additional fees and other sums due under this Agreement through the effective date of termination, (ii) remove all of Lessee’s Equipment, improvements or personal property, including, but not limited to, all Equipment located at the Site, at Lessee’s sole cost and expense; or (iii) to disconnect power to the Site and/or to Lessee’s Equipment. Any termination of this Agreement shall terminate the Carbon Dioxide Purchase and Sale Agreement. In addition to and not in lieu of the foregoing or any other remedies, in the event that Lessor, by reason of any Default, incurs any costs or expenses on behalf of Lessee or in connection with Lessee’s obligations hereunder, Lessee shall reimburse Lessor for such sums, as an additional fee due hereunder within thirty (30) days of Lessor’s rendering of an invoice to Lessee.
(c) If Lessee fails to perform any covenant or observe any condition to be performed or observed by Lessee hereunder or fails to make any payment to any third party, Lessor may, but shall not be required to, on behalf of Lessee at Lessee’s cost and expense perform such covenant and/or take such steps as Lessor may deem necessary or appropriate upon ten (10) days prior written notice, and in such case Lessor shall have the right to all costs and expenses incurred by Lessor in so doing, including reasonable attorneys’ fees, which shall be paid by Lessee to Lessor within thirty (30) days of receipt of a written invoice from Lessor, plus interest thereon at the annual rate of eighteen percent (18%). Lessor’s exercise of its right under this subparagraph shall be in addition to and not in lieu of nor shall in any way prejudice or waive any rights Lessor might otherwise have against Lessee by reason of Lessee’s Default.
(d) Lessor’s rights and remedies set forth in this Agreement are cumulative and in addition to Lessor’s rights and remedies at law or in equity, including those available as a result of any anticipatory breach of this Agreement. Lessor’s exercise of any right or remedy shall not prevent the concurrent or subsequent exercise of any other right or remedy. Lessor’s delay or failure to exercise or enforce any of Lessor’s rights or remedies or Lessee’s obligations shall not constitute a waiver of such rights, remedies or obligations.
12. Assignment and Subordination.
(a) Lessor and Lessee reserve the right to assign, transfer, and sublet the property upon which the Site is located and/or its interests in this agreement.
(b) This Agreement is subject and subordinate at all times to all ground or underlying leases, all mortgages, all covenants, restrictions, easements, and encumbrances that may now or hereafter affect such CO2 Facility or real property of which the Site forms a part, and all future renewals, modifications, consolidations, replacements and extensions thereof. This clause shall be self-operative and no further instrument of subordination shall be required by any mortgagee.

CARDINAL ETHANOL	Non-Exclusive CO2 Facility
EPCO Carbon Dioxide, Products, Inc.
(c) Lessee agrees, at any time and from time to time, within thirty (30) days following any written request which Lessor may make from time to time, to execute, acknowledge and deliver to Lessor a written statement containing all information requested by Lessor, including but not limited to (i) certification that this Agreement is unmodified and in full force and effect (or if there have been modifications, that the Agreement is in full force and effect as modified and stating the modifications), (ii) a statement regarding the dates to which Lessee has paid Lease fees and other charges hereunder, and (iii) a statement as to whether, to the best of Lessee’s knowledge, Lessor is in breach or default in the performance of any covenant or condition contained within this Agreement, and, if so, a specification of each such breach or default of which Lessee may have knowledge.
13. Lessor Non-Waiver. This Agreement is made subject to all local, state and federal laws and regulations now or hereafter in force, and shall not be modified, extended or terminated (other than as set forth herein) except by an instrument duly signed by Lessor and Lessee. Waiver of a breach of any provision hereof under any circumstances will not constitute a waiver of any subsequent breach of such provision, or of a breach of any other provision of this Agreement. Neither this Agreement nor any rights hereunder may be assigned, transferred or otherwise encumbered by Lessee without prior written consent of Lessor.
14. Governing Law, Forum and Jurisdiction. The validity, construction and enforcement of this Agreement shall be determined in accordance with the laws of Indiana, without reference to its conflicts of laws principles, and any action arising under this Agreement shall be brought exclusively in Indiana. Both parties consent to the personal jurisdiction of the state courts located in Indiana.
15. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same document.
16. Integration Clause.
(a) This Agreement, together with the CO2 Sale and Purchase Agreement executed by the parties hereto, constitutes the entire agreement of the parties hereto and shall supersede all prior offers, negotiations and agreements.
(b) No amendment or modification of this Agreement shall be valid unless made in writing and signed by the parties hereto by their respective authorized representatives.
17. No Partnership. Nothing contained in this Agreement shall be deemed or construed to create a partnership or joint venture of or between Lessor and Lessee, or to create any other relationship between the parties hereto other than that of Lessor and Lessee.
18. Rules and Regulations. Lessee shall comply with all building rules and regulations, as amended from time to time.

CARDINAL ETHANOL	Non-Exclusive CO2 Facility
EPCO Carbon Dioxide, Products, Inc.
19. Miscellaneous:
(a) Headings are for reference only, and do not affect the meaning of any paragraph.
(b) Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
(c) The failure of either Party to require strict compliance with any of the terms and conditions of this Agreement in any one situation shall not constitute a waiver of any of the terms and conditions of this Agreement.
IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

WITNESS/ATTEST:	LESSOR: CARDINAL ETHANOL
/s/ William J. Dartt	By:	/s/ Jeffrey Painter
		Name:	Jeffrey Painter
		Title:	President and CEO

WITNESS/ATTEST:	LESSEE: EPCO CARBON DIOXIDE PRODUCTS, INC.
/s/ Sherry P. Arnold	By:	/s/ Charles D. Craft
		Name:	Charles D. Craft
		Title:	Executive Vice President

A-1

EXHIBIT 1
The Leased Site Survey
(Please attach diagram/drawings of installation)

B-1

EXHIBIT 2
(Legal description and/or plat of Site)

C-1